Exhibit 99.1

MOSYS, INC. ANNOUNCES $13 MILLION

REGISTERED DIRECT OFFERING PRICED AT-THE-MARKET UNDER NASDAQ RULES

SAN JOSE, CA / ACCESSWIRE / June 7, 2021 / MoSys, Inc. (NASDAQ:MOSY) a provider of both semiconductor and IP solutions that enable fast, intelligent data access for Cloud, networking, security and communications systems, today announced that it has entered into a definitive agreement with institutional investors for the purchase and sale of 1,818,181 shares of its common stock at a price of $7.15 per share for gross proceeds of approximately $13 million in a registered direct offering priced at-the-market under Nasdaq rules. MoSys intends to use the proceeds for working capital and general corporate purposes. The offering is expected to close on or about June 9, 2021, subject to the satisfaction of customary closing conditions.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-250936) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective on December 3, 2020. A prospectus supplement describing the terms of the proposed offering will be filed by MoSys with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MoSys, Inc.

MoSys, Inc. (NASDAQ:MOSY) is focused on accelerating data intelligence and provides both silicon chips and IP solutions that enable fast, intelligent data access and decision making for a wide range of markets including cloud networking, security, 5G networks, SmartNIC, test and measurement, and video systems. More information is available at: www.mosys.com.

Safe Harbor/Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed offering, the anticipated closing of the offering, the anticipated proceeds from the offering, and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

CONTACT:

James Sullivan, CFO

MoSys, Inc.

+1 (408) 418-7500

jsullivan@mosys.com